Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

QINHONG INTERNATIONAL GROUP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Being Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.0001(1)(2)	457(o)	4,312,500	$4.00	$17,250,000.00	0.0000927	$1,599.08
Equity	Representative’s Warrants(3)	457(g)	215,625	—	—	0.0000927	—
Equity	Ordinary shares underlying Representative’s Warrants(3)(4)	457(g)	215,625	$4.00	$862,500.00	0.0000927	$79.95

	Total Offering Amounts				$18,112,500.00		$1,679.03
	Total Fees Previously Paid						$1,679.03
	Net Fee Due						0

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that are issuable upon the exercise of the underwriter’s over-allotment option.

(2) Includes 562,500 ordinary shares, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.

(3) In accordance with Rule 457(g) under the Securities Act, because the registrant’s ordinary shares underlying the Underwriter’s warrants (“Representative’s Warrants”) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4) As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.